Exhibit 99.1

Flexsteel Industries, Inc. Announces Initial Restructuring Plans

DUBUQUE, Iowa--(BUSINESS WIRE)--May 15, 2019--Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States, today announced an initial restructuring action to increase organizational effectiveness and gain manufacturing efficiencies to position the Company for long-term success. This first action includes exiting the Commercial Office and custom-designed Hospitality product lines. In addition, the Company will immediately close its Riverside, CA manufacturing facility. The Company expects to complete the wind down of these product lines and the closure of the manufacturing site within the current quarter.

“While exiting businesses and reducing staff is not an easy decision, we are confident it is the right first step toward Flexsteel’s future,” said Jerry Dittmer, President and CEO of Flexsteel Industries. “The Commercial Office and custom-designed Hospitality product lines we are exiting represent approximately 7% of our annual revenue and did not align with our strategic direction to focus on profitable core businesses. Regarding the facility closure, we are taking advantage of a window to take excess capacity offline within our network, generate cost savings through fixed overhead reduction and position the Company to monetize a real estate asset we believe has significant value – all without disruption to our customers. We believe these steps are key in our efforts to strategically position our business for future success and to maximize shareholder value.”

Mr. Dittmer added, “As I stated during our April 30th conference call, we are working aggressively to reposition the Company and are committed to moving quickly from planning to execution in real time with transparency to all of our stakeholders.”

As a result of the announcements, the Company expects to reduce its workforce by approximately 130 people. In total, Flexsteel expects to incur approximately $4 million in one-time cash charges for employee severance and related costs and approximately $9 million in non-cash charges for inventory impairments due to the restructuring action. Over time, the Company expects to benefit from the resulting reduction in employee-related costs as well as reduced occupancy costs in addition to a one-time benefit driven by the sale of the real estate in Riverside, CA.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, healthcare and other contract applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K as updated by the additional risk factor included in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

For more information, visit our web site at http://www.flexsteel.com.

CONTACT:
INVESTOR CONTACT:
Donni Case, Financial Profiles
310.622.8224

Allyson Pooley, Financial Profiles
310.622.8230
FLXS@finprofiles.com